Exhibit 99.1

POWER OF ATTORNEY

     THE UNDERSIGNED hereby appoints Gregory S. Bentley and Albert N. Cavagnaro and each of them singly, as the undersigned’s lawful agent and attorney-in-fact, with full power of substitution and resubstitution, for and on behalf, and in the name of the undersigned, to execute and file with the Securities and Exchange Commission, a Schedule 13D or other appropriate forms, for the purpose of reporting my beneficial ownership of shares of Common Stock, par value $.001 per share of aaiPharma Inc. and any and all amendments or exhibits thereto, with full power and authority to take or cause to be taken all other actions in connection therewith that in the judgment of such appointed person(s) may be necessary or appropriate under the Securities Exchange Act of 1934.

     EXECUTED on the 19th day of December, 2002.

/s/ William H. Underwood